AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2026 RESULTS
Quarterly revenue of $673 million and adjusted EBITDA of $73 million;
GAAP income of $0.53/share and adjusted EPS of $0.77

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2026 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2026	% Change Q2 2025	YTD June 30, 2026	% Change YTD June 30, 2025
Revenue	$673.2	2%	$2,051.6	52%
Gross profit	$205.9	5%	$574.7	46%
Net income	$21.2	nm	$83.3	nm
GAAP diluted EPS	$0.53	nm	$2.11	nm
Adjusted diluted EPS*	$0.77	158%	$2.86	280%
Adjusted EBITDA*	$73.4	26%	$239.5	96%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Second quarter revenue and earnings exceeded guidance, driven by travel nurse, allied, search and labor disruption.
•Travel nursing and allied volume and revenue grew year over year for the second consecutive quarter.
•Search revenue grew 27% year over year with particular strength in executive search and physician permanent placement.
•Recent acquisitions of Jaide Health and the ESSENTIAL Leadership Assessment expanded AMN’s AI native language access solutions and leadership advisory capabilities, enabling AMN to deepen client relationships and support growth in higher-value, technology-enabled workforce solutions.
•Our quarter-end cash balance was $362 million, with a leverage ratio, calculated under the terms of our credit agreement, of 1.5x.

“We are very pleased with how the AMN team executed for our healthcare professionals and clients in the second quarter,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “Our strong performance produced year-over-year revenue growth in our travel nurse, international nurse, allied, schools, and search solutions. We continue to deepen our relationships with our clients, as reflected in our solid MSP and search revenue growth. Overall demand growth improved through the quarter, and the trend improved in July, giving us momentum that is reflected in third quarter guidance.”

Second Quarter 2026 Results
Consolidated revenue for the quarter was $673 million, a 2% increase from the prior year and a 51% decrease from the prior quarter. Net income was $21 million (3.1% of revenue), or $0.53 per diluted share, compared with a net loss of $116 million (17.7% of revenue), or ($3.02) per diluted share in the second quarter of 2025. Adjusted diluted EPS in the second quarter was $0.77 compared with $0.30 in the same quarter a year ago.
Revenue for the Nurse and Allied Solutions segment was $422 million, higher by 11% year over year and down 63% from the prior quarter, due to the large labor disruption events that occurred in the first quarter. Travel nurse staffing revenue was higher by 10% year over year and down 6% sequentially. Allied division revenue increased 8% year over year and 4% sequentially. Labor disruption contributed $25 million revenue in the quarter compared to $722 million in the prior quarter and $16 million in the year-ago quarter.

The Physician and Leadership Solutions segment reported revenue of $165 million, down 6% year over year and flat sequentially. Locum tenens revenue was $131 million, down 8% year over year and flat sequentially. Interim leadership revenue was down by 3% year over year and 4% lower sequentially. Our search businesses saw a revenue increase of 27% year over year and 20% sequentially.

Technology and Workforce Solutions segment revenue was $87 million, a decrease of 15% year over year and flat sequentially. Language services revenue was $70 million in the quarter, down 8% from the prior year and up 1% sequentially. Vendor management systems revenue was $15 million, 20% lower year over year and down 5% from the prior quarter.

Consolidated gross margin was 30.6%, 80 basis points higher year over year and up 380 basis points sequentially. Higher margin in the Nurse and Allied Solutions segment, driven by reserve releases and billing true-ups from large labor disruption events that we supported in the prior periods, drove the sequential improvement.

Consolidated SG&A expenses were $147 million, or 21.9% of revenue, compared with $155 million, or 23.5% of revenue, in the same quarter last year. SG&A was $218 million, or 15.8% of revenue, in the previous quarter. The year-over-year decrease in SG&A expenses was primarily due to a lower provision for expected credit losses and lower employee headcount. The sequential decrease in SG&A expenses was primarily driven by higher labor disruption expenses related to the multiple events we supported in the prior quarter.

Income from operations was $27 million with an operating margin of 4.0%, compared with a loss of ($124 million) and (18.8%), respectively, in the same quarter last year. Adjusted EBITDA was $73 million, a year-over-year increase of 26%. Adjusted EBITDA margin was 10.9%, 200 basis points higher than the year-ago period.

At June 30, 2026, cash and cash equivalents totaled $362 million. Cash flow from operations was ($190 million) for the second quarter and $373 million year to date. The cash balance and cash flow were reduced from the prior quarter by the return of client deposits related to labor disruption events in the first quarter. Remaining client deposits of $117 million will continue to be settled in the coming months. Capital expenditures were $9 million in the second quarter. The Company ended the quarter with total debt outstanding of $750 million with nothing drawn on our revolving credit facility.

Third Quarter 2026 Outlook

Metric	Guidance*
Consolidated revenue	$640 - $655 million
Gross margin	27.0% - 27.5%
SG&A as percentage of revenue	22.0% - 22.5%
Operating margin	0.2% - 0.8%
Adjusted EBITDA margin	6.5% - 7.0%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2026 is expected to be 1-3% higher than the prior year. Nurse and Allied Solutions segment revenue is expected to be up 9-11% year over year. Physician and Leadership Solutions segment revenue is expected to be down 5-7% year over year. Technology and Workforce Solutions segment revenue is projected to be down 11-13% year over year.

Third quarter estimates for certain other financial items include depreciation of $13 million, depreciation in cost of revenue of $2.5 million, amortization expense of $16.5 million, share-based compensation expense of $7 million, integration and other expenses of $1.5 million, interest expense of $8 million, marginal adjusted tax rate of 28%, and 40.1 million diluted average shares outstanding.

Conference Call on August 6, 2026
AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its second quarter 2026 financial results and third quarter 2026 outlook on Thursday, August 6, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Please follow the link and register with a valid e-mail address. After registering, the system will call you instantly and connect you into the conference call automatically.
Alternatively, you may dial in to the conference call by calling 1-646-357-8785 or 1-800-836-8184 and you will be connected to the call by an operator.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct hire and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.
The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication

(“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, client preferences, momentum in international staffing and search, our ability to advance our technology-enabled workforce solutions, settlement of client deposits, third quarter 2026 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, share-based compensation expense, non-cash amortization expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2025. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Vice President, Investor Relations & Strategy
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Revenue	$673,237	$658,175	$1,378,361	$2,051,598	$1,347,708
Cost of revenue	467,355	461,776	1,009,525	1,476,880	953,189
Gross profit	205,882	196,399	368,836	574,718	394,519
Gross margin	30.6%	29.8%	26.8%	28.0%	29.3%
Operating expenses:
Selling, general and administrative (SG&A)	147,391	154,584	218,425	365,816	302,315
SG&A as a % of revenue	21.9%	23.5%	15.8%	17.8%	22.4%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	31,583	37,753	33,240	64,823	75,635
Goodwill impairment loss	—	109,515	—	—	109,515
Long-lived assets impairment loss	—	18,262	—	—	18,262
Total operating expenses	178,974	320,114	251,665	430,639	505,727
Income (loss) from operations	26,908	(123,715)	117,171	144,079	(111,208)
Operating margin (1)	4.0%	(18.8)%	8.5%	7.0%	(8.3)%

Interest expense, net, and other	7,009	11,360	6,712	13,721	23,684

Income (loss) before income taxes	19,899	(135,075)	110,459	130,358	(134,892)

Income tax expense (benefit)	(1,261)	(18,873)	48,293	47,032	(17,598)
Net income (loss)	$21,160	$(116,202)	$62,166	$83,326	$(117,294)
Net income (loss) as a % of revenue	3.1%	(17.7)%	4.5%	4.1%	(8.7)%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	(105)	145	(185)	(290)	206
Other comprehensive income (loss)	(105)	145	(185)	(290)	206

Comprehensive income (loss)	$21,055	$(116,057)	$61,981	$83,036	$(117,088)

Net income (loss) per common share:
Basic	$0.54	$(3.02)	$1.60	$2.14	$(3.06)
Diluted	$0.53	$(3.02)	$1.59	$2.11	$(3.06)
Weighted average common shares outstanding:
Basic	39,021	38,414	38,902	38,962	38,363
Diluted	39,732	38,414	39,118	39,503	38,363

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30, 2026	December 31, 2025	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$361,836	$33,972	$41,503
Accounts receivable, net	382,506	382,560	387,768
Accounts receivable, subcontractor	42,167	48,041	59,102
Prepaid and other current assets	82,746	80,803	82,978
Total current assets	869,255	545,376	571,351
Restricted cash, cash equivalents and investments	39,703	45,606	44,141
Fixed assets, net	117,344	136,361	158,215
Other assets	280,798	282,552	257,979
Assets held for sale	—	—	42,671
Deferred income taxes, net	47,784	44,877	59,537
Goodwill	758,999	755,809	755,809
Intangible assets, net	250,094	283,526	322,518
Total assets	$2,363,977	$2,094,107	$2,212,221

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$193,212	$161,968	$175,623
Accrued compensation and benefits	325,028	298,837	274,631
Other current liabilities	252,249	116,809	123,389
Total current liabilities	770,489	577,614	573,643
Revolving credit facility	—	25,000	70,000
Notes payable, net	742,935	742,053	846,463
Liabilities held for sale	—	—	6,632
Other long-term liabilities	109,275	107,334	107,887
Total liabilities	1,622,699	1,452,001	1,604,625

Commitments and contingencies

Stockholders’ equity:	741,278	642,106	607,596

Total liabilities and stockholders’ equity	$2,363,977	$2,094,107	$2,212,221

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025

Net cash provided by (used in) operating activities	$(189,930)	$78,548	$562,452	$372,522	$171,219
Net cash used in investing activities	(12,210)	(20,591)	(7,504)	(19,714)	(46,637)
Net cash used in financing activities	(2,365)	(80,226)	(27,135)	(29,500)	(141,437)
Net increase (decrease) in cash, cash equivalents and restricted cash	(204,505)	(22,269)	527,813	323,308	(16,855)
Cash, cash equivalents and restricted cash at beginning of period	594,984	94,719	67,171	67,171	89,305
Cash, cash equivalents and restricted cash at end of period	$390,479	$72,450	$594,984	$390,479	$72,450

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Reconciliation of Non-GAAP Items:

Net income (loss)	$21,160	$(116,202)	$62,166	$83,326	$(117,294)
Income tax expense (benefit)	(1,261)	(18,873)	48,293	47,032	(17,598)
Income (loss) before income taxes	19,899	(135,075)	110,459	130,358	(134,892)
Interest expense, net, and other	7,009	11,360	6,712	13,721	23,684
Income (loss) from operations	26,908	(123,715)	117,171	144,079	(111,208)
Depreciation and amortization	31,583	37,753	33,240	64,823	75,635
Depreciation (included in cost of revenue) (2)	2,515	2,132	2,420	4,935	4,107
Goodwill impairment loss	—	109,515	—	—	109,515
Long-lived assets impairment loss	—	18,262	—	—	18,262
Share-based compensation	9,855	8,827	9,892	19,747	18,208
Acquisition, integration, and other costs (3)	2,496	5,515	3,402	5,898	7,970
Adjusted EBITDA (4)	$73,357	$58,289	$166,125	$239,482	$122,489

Adjusted EBITDA margin (5)	10.9%	8.9%	12.1%	11.7%	9.1%

Net income (loss)	$21,160	$(116,202)	$62,166	$83,326	$(117,294)
Adjustments:
Amortization of intangible assets	17,500	19,608	17,945	35,445	39,035
Acquisition, integration, and other costs (3)	2,496	5,515	3,402	5,898	7,970
Goodwill impairment loss	—	109,515	—	—	109,515
Long-lived assets impairment loss	—	18,262	—	—	18,262
Tax effect on above adjustments	(5,199)	(26,011)	(5,550)	(10,749)	(31,700)
Tax effect of COLI fair value changes (6)	(5,354)	(2,779)	2,065	(3,289)	(2,076)
State tax audit reserve (7)	—	2,889	—	—	2,889
Tax deficiencies related to equity awards and ESPP (8)	65	764	2,151	2,216	2,287
Adjusted net income (9)	$30,668	$11,561	$82,179	$112,847	$28,888

GAAP diluted net income (loss) per share (EPS)	$0.53	$(3.02)	$1.59	$2.11	$(3.06)
Adjustments	0.24	3.32	0.51	0.75	3.81
Adjusted diluted EPS (10) (11)	$0.77	$0.30	$2.10	$2.86	$0.75

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Revenue
Nurse and allied solutions	$421,968	$381,871	$1,127,342	$1,549,310	$795,132
Physician and leadership solutions	164,582	174,531	163,924	328,506	348,596
Technology and workforce solutions	86,687	101,773	87,095	173,782	203,980
	$673,237	$658,175	$1,378,361	$2,051,598	$1,347,708

Segment operating income (12)
Nurse and allied solutions	$58,239	$28,483	$153,330	$211,569	$60,721
Physician and leadership solutions	11,046	13,486	10,818	21,864	27,948
Technology and workforce solutions	24,621	35,209	25,270	49,891	70,459
	93,906	77,178	189,418	283,324	159,128
Unallocated corporate overhead (13)	20,549	18,889	23,293	43,842	36,639
Adjusted EBITDA (4)	$73,357	$58,289	$166,125	$239,482	$122,489

Gross Margin
Nurse and allied solutions	28.4%	23.9%	25.1%	26.0%	23.3%
Physician and leadership solutions	26.5%	28.2%	26.1%	26.3%	27.7%
Technology and workforce solutions	48.6%	55.1%	50.0%	49.3%	55.3%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	9,194	8,700	9,227	9,211	8,841

Physician and leadership solutions
Days filled (15)	46,974	51,325	46,645	93,620	102,667
Revenue per day filled (16)	$2,784	$2,777	$2,812	$2,798	$2,760

	As of June 30,		As of December 31,
	2026	2025	2025
Leverage ratio (17)	1.5	3.3	3.3

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	September 30, 2026
	Low(18)	High(18)

Operating margin	0.2%	0.8%
Depreciation and amortization (total)	5.0%	4.9%
EBITDA margin	5.2%	5.7%
Share-based compensation	1.1%	1.1%
Integration and other costs	0.2%	0.2%
Adjusted EBITDA margin	6.5%	7.0%

(1)Operating margin represents income (loss) from operations divided by revenue.
(2)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and six months ended June 30, 2026, acquisition and integration costs were approximately $0.4 million and $1.3 million, respectively, and restructuring expenses and other costs associated with exit or disposal activities were approximately $2.0 million and $2.6 million, respectively. For six months ended June 30, 2026, certain legal expenses were approximately $1.0 million, expenses related to the closures of certain office leases were approximately $0.1 million, and other nonrecurring expenses were approximately $0.9 million. For the three and six months ended June 30, 2025, acquisition and integration costs were approximately $0.7 million and $1.0 million, respectively, certain legal expenses were approximately $3.2 million and $4.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.3 million and $0.7 million, respectively, and other nonrecurring expenses were approximately $1.2 million and $1.6 million, respectively.
(4)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), goodwill impairment loss, long-lived assets impairment loss, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(5)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(6)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance (“COLI”). Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(7)The Company recorded a reserve related to a state tax audit during the three and six months ended June 30, 2025. Since this reserve is largely unrelated to our loss before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before income taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) goodwill impairment loss, (D) long-lived assets impairment loss, (E) tax effect, if any, of the foregoing adjustments, (F) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its COLI, (G) tax deficiencies related to equity awards vested and ESPP, and (H) state tax audit reserve. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)As GAAP net loss is reported for the three and six months ended June 30, 2025, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for those periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three and six months ended June 30, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,571 and 38,473, respectively, were used to calculate adjusted diluted EPS.
(12)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement changes, share-based compensation, goodwill impairment loss and long-lived assets impairment loss.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.